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Exhibit 10.59

Dated 8 April 2003

BLUEWATER HOLDING B.V.
as Standby Lessor

—and—

PIERCE PRODUCTION COMPANY LIMITED
as Sub-Lessee

STANDBY SUB-LEASE AGREEMENT FOR TOPSIDES FACILITIES

relating to the topsides processing plant for the
Floating Production, Storage and
Off-Loading Facility "Haewene Brim"

WATSON, FARLEY & WILLIAMS
London

INDEX

		Page
1	DEFINITIONS	2
2	LEASE	7
3	DELIVERY	7
4	HIRE	8
5	PAYMENTS	9
6	EXTENT OF STANDBY LESSOR'S OBLIGATIONS AND LIABILITY	10
7	COST AND INDEMNITY	12
8	TAXES	14
9	USE AND EMPLOYMENT	15
10	MAINTENANCE AND OPERATION	15
11	PARTS	16
12	TITLE	16
13	INSURANCES	16
14	LOSS, DAMAGE AND REQUISITION	19
15	REDELIVERY	20
16	TERMINATION	21
17	FORCE MAJEURE	21
18	NOTICES	22
19	ASSIGNMENTS	22
20	MISCELLANEOUS	22
21	APPLICABLE LAW	23
APPENDIX 1 DESCRIPTION OF EQUIPMENT		25
APPENDIX 2 CERTIFICATE OF DELIVERY AND ACCEPTANCE		27

THIS AGREEMENT is made on 8 April 2003

BETWEEN:

(1)
BLUEWATER HOLDING B.V., a company incorporated in The Netherlands with company number 349 2253 with its registered office at Marsstraat 33, 2132 HR Hoofddorp, The Netherlands (the "Standby Lessor") and

(2)
PIERCE PRODUCTION COMPANY LIMITED, a company incorporated in England with its registered office at c/o Watson, Farley & Williams, 15 Appold Street, London EC2A 2HB, England (the "Sub-Lessee")

WHEREAS:

(A)
By a standby put option deed entered into or, as the context may require, to be entered into on or about the date of this Agreement between Ola Dunk II Foundation (the "Standby Purchaser") and Hill Samuel Leasing No.4 Limited (the "Lessor") (the "Standby Put Option Deed"), the Standby Purchaser granted or, as the context may require, will grant the Lessor an option to dispose of the Lessor's rights in the topsides processing plant for the floating production storage and offloading facility "Haewene Brim" (as more particularly therein defined, the "Equipment") to the Standby Purchaser in accordance with the terms of the Standby Put Option Deed.

(B)
By a lease agreement entered into or, as the context may require, to be entered into on or about the date of this Agreement between the Standby Purchaser and the Standby Lessor (the "Standby Lease Agreement") the Standby Purchaser agreed or, as the context may require, will agree that upon the completion of the purchase of the Equipment by the Lessor in accordance with the terms of the Standby Put Option Deed, the Standby Purchaser shall lease the Equipment to the Standby Lessor and the Standby Lessor shall take the Equipment on lease in accordance with the terms of the Standby Lease Agreement for the purpose of, inter alia, on-leasing the Equipment by the Standby Lessor to the Sub-Lessee to enable the Sub-Lessee to perform its obligations to Enterprise Oil plc (in its capacity as Pierce Operator) ("Enterprise") under the Enterprise Contract.

(C)
This Agreement sets out the terms and conditions on which, from the date of delivery to and acceptance by the Standby Lessor of the Equipment in accordance with the terms of clause 4.2 of the Standby Lease Agreement (the "Delivery Date") the Standby Lessor will let and the Sub-Lessee will hire the Equipment.

NOW IT IS HEREBY AGREED

1      DEFINITIONS

1.1
Credit Agreement definitions. The words and expressions used in the Credit Agreement (as defined in Clause 1.2) shall, unless the context otherwise requires, bear the same meaning attributed to them in this Agreement.

1.2
In this Agreement the following expressions shall have the following meanings unless the context otherwise requires:

  "Approved Profit" means, during the Security Period, that part of gross income comprising Earnings which the Sub-Lessee is entitled to retain (and actually receives) for or on account of profit derived from the Enterprise Contract and is not otherwise included in the received Operating Expenses, in an amount approved by the Facility Agent if and to the extent such approval is required under or pursuant to the Credit and Security Documents;

  "Banks" has the meaning given to such term in the Credit Agreement;

  "Banking Day" has, during the Security Period, the meaning given to it in the Credit Agreement and otherwise means any day (other than Saturday or Sunday or other holiday established by law) on which the banks are open for business in London and Amsterdam;

  "Beneficiaries" has the meaning given to it in the Credit Agreement;

  "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in London, Curaçao and Amsterdam;

  "Certificate of Delivery and Acceptance" means a certificate in substantially the form set out in Appendix 2 to be signed on Delivery as required under Clause 3.2;

  "Charter" means the bareboat charter of the Vessel dated 9 November 2001 and made between the Vessel Owners as owners and the Charterer;

  "Charterer" means the Sub-Lessee, in its capacity as charterer of the Vessel under the Charter;

  "Commencement of Commercial Production" (or "CCP"), "Completion Certificate", "Development Contract", "DOR", "Extraordinary Expenditure" "FPSO", "FPSO Mooring System", "FPSO Vessel", "Functional Specification", "Pierce Operator", "Rectification Event", "Scope of Works", "TDCCP" and "Works", have the meanings given in the Enterprise Contracts;

  "Compulsory Acquisition" means, in relation to the Equipment, requisition of title or other compulsory acquisition requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Equipment by any Government Entity or other competent authority, whether de jure or de facto, but excluding requisition for use or hire not involving requisition of title;

  "Credit Agreement" means the credit agreement dated 15 January 2002 entered into between (1) Bluewater Holding B.V., Bluewater (Munin) N.V., Bluewater (Haewene Brim) N.V., Bluewater Energy Services B.V., Bluewater Offshore Production Systems Limited, Ranberger Holding N.V., Luludia Asset Finance B.V. and Refugio B.V., as borrowers, (2) the Banks and Financial Institutions listed in Schedule 1 thereto, and their assignees and transferees, as lenders, (3) Barclays Bank PLC, acting through its investment banking division, Barclays Capital, Fortis Bank (Nederland) N.V., and ING Bank N.V., as arrangers, (4) ING Bank N.V., acting as facility agent, (5) Barclays Bank PLC acting as facility security trustee, (6) Barclays Bank PLC acting through its investment banking division, Barclays Capital, as technical bank, and (7) Bluewater Energy Services B.V., as Aurelia agent;

  "Credit and Security Documents" means the Credit Agreement and the other Facility Documents executed or to be executed under or pursuant to, or as a condition precedent or subsequent to any obligation of any person in, the Credit Agreement;

  "Delivery Date" means the date as defined in Recital A;

  "Delivery" means the date on and time at which the Equipment is delivered to and accepted by the Sub-Lessee subject to the terms of the Credit and Security Documents;

  "Development Contract" means contract no 97.22.01 dated 9 September 1997 and made between Enterprise Oil plc (in its capacity as Pierce Operator) and Statoil, as novated by Statoil to the Lessee and as supplemented and amended from time to time;

  "Dollars" and "$" mean lawful currency of the United States of America;

  "Earnings" means, in relation to the Equipment, all monies whatsoever from time to time due or payable to any person arising out of or otherwise in connection with the use or operation of that Equipment or any part thereof including (without limitation) all freight, hire and passage monies, monies arising under any contract or other agreement or arrangement with any operator (including, without limitation, the Enterprise Contract in relation to that Equipment), income arising under any pooling arrangements, compensation payable as a result of, or otherwise in connection with, the requisition of the Equipment for hire, remuneration for salvage and towage services, demurrage and detention monies, and all damages for breach, and all payments for, or otherwise in connection with, any variation or termination of any charterparty, contract or other agreement or arrangement in respect of, or otherwise in connection with, the employment of the Equipment (including, without limitation, the Enterprise Contract);

  "Encumbrance" means, during the Non-Security Period, any mortgage, charge (whether fixed or floating), pledge, lien, right of set off, hypothecation, assignment, security interest, title retention or other encumbrance securing any obligation of any person, and during the Security Period has the meaning given to it in the Credit Agreement;

  "Enterprise Contract" means contract no. 97.22.02 dated 9 September 1997 and made between the Field Contractor and Statoil, as novated by Statoil to the Sub-Lessee and as supplemented and amended from time to time;

  "Equipment" means the topsides processing plant attached to the Hull and forming part of the Haewene Brim, as more particularly described in the Topsides Facilities Description contained in Appendix A, and currently made available to PPC for service under the Enterprise Contract pursuant to the lease agreement dated 9 November 2001 and entered into in relation to the Equipment between (1) Ranberger and (2) PPC, as amended by the deed of amendment dated 28 January 2002, the ownership interest of the Lessor in which is, upon delivery to the Lessor, to be registered as a "deviating condition" pursuant to article 1 of book 8 of the Netherlands Antilles Civil Code of 1 January 2001;

  "Equipment Rights" means all rights and claims, including without prejudice to the generality of the foregoing, the benefit of all guarantees, warranties and indemnities which may from time to time exist against any manufacturer or repairer or supplier in respect of the title, condition, design or construction of any part of the Equipment other than, for the avoidance of doubt, the right to take possession of and title to the Equipment;

  "Facility Agent" has the meaning given to it in the Credit Agreement;

  "Facility Documents" has the meaning given to it in the Credit Agreement;

  "Field Contract" means the Enterprise Contract and upon expiry or early termination of the Enterprise Contract any production or service contract under which the Equipment is employed from time to time;

  "Field Contractor" means:

  (a)
  during the term of the Enterprise Contract, Enterprise;

  (b)
  thereafter, the relevant counterparty to the Field Contract;

  "General Assignment" has the meaning given to it in the Credit Agreement;

  "Hire Payment" means:

  (c)
  an amount equal to the amount of Earnings which are identified in the Notice of Assignment which is from time to time served on the Field Contractor pursuant to the General Assignment (but excluding, for the avoidance of doubt, any Operating Expenses and Approved Profit) and which:

  (i)
  are required by the Banks to be received and applied by the Standby Lessor in repayment or payment of the Indebtedness incurred under the Credit Agreement;

  (ii)
  are actually received from Enterprise or any other Field Contractor under the Enterprise Contract or any other Field Contract; and

  (iii)
  which the Standby Lessor agrees in writing on or before the date of this Agreement with the Facility Agent are attributable to the Equipment rather than the Vessel (payment for which is made under the Charter);

  "Hire Payment Date" means in respect of any Hire Payment, each Banking Day on which the Sub-Lessee receives a payment of Earnings under the Enterprise Contract;

  "Insurance Plan" means the insurance plan as from time to time arranged and agreed between the Standby Lessor, the Sub-Lessee and other interested parties in relation to the FPSO (including the Equipment) its mobilization and operation under and in connection with the Enterprise Contract or any other Field Contract, and related matters;

  "Losses" means, during the Non-Security Period, any and all losses, costs. charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature other than Taxes; and during the Security Period has the meaning given in Clause 7.1;

  "Management Agreement" means the agreement of even date with this Agreement made between the Sub-Lessee and APS UK Limited in respect of the operation and maintenance of the Equipment during the Standby Sub-Lease Period;

  "Non-Security Period" means that part of the Standby Sub-Lease Period (if any) which continues after the end of the Security Period;

  "Operating Expense" means the proper and reasonable costs required for the proper, safe and orderly operation of the Vessel and the Equipment in accordance with good industry practice and any contract under which the Vessel and the Equipment are operated or chartered but excluding any VAT chargeable on those costs other than irrecoverable VAT;

  "Operating Phase" means the period commencing on the Delivery and ending on the date of termination or expiry of the Enterprise Contract;

  "Payment Date" means, during the Non-Security Period, the 10th day of each calendar month and the last day of the Non-Security Period, provided that if any Payment Date would, but for this proviso, fall on a day which is not a Business Day it shall fall on the next following Business Day;

  "Rate of Interest" means an annual rate of interest determined, from time to time, in accordance with Clause 5.3;

  "Recognition of Rights Agreement" has the meaning given to it in the Credit Agreement;

  "Security Period" has the meaning given to it in the Credit Agreement;

  "Standby Sub-Lease Period" means the period determined in accordance with Clause 2.1;

  "Statoil" means Den norske stats oljeselskap a.s.;

  "Taxes" includes all present and future taxes, levies, imposts, duties, or charges of a similar nature, including, but not limited to, income tax, corporation tax, Value Added Tax, customs and other import or export duty or excise duty, imposed by any national or local taxing or fiscal authority or agency together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

  "Total Loss" means, during the Non-Security Period, in relation to the Equipment. the occurrence of any of the events described in the definition of "Total Loss" in the Field Contract; and during the Security Period it has the meaning given to it in the Credit Agreement;

  "UKCS" means the United Kingdom Continental Shelf;

  "Vessel" means the Haewene Brim registered in the Netherlands Antilles and owned by the Vessel Owner, which, for the avoidance of doubt, excludes the Equipment belonging to the Standby Purchaser;

  "Vessel Owners" means Bluewater (Haewene Brim) N.V; and

  "Value Added Tax" means (i) value added tax of the United Kingdom as provided for in the Value Added Tax Act 1994, including legislation (delegated of otherwise) supplementary thereto, and any similar or substitute tax and (ii) any tax similar thereto imposed, levied or assessed in any jurisdiction outside the United Kingdom.

1.3
In this Agreement, unless the context otherwise requires:

(a)
references to "Clauses" and "Appendices" shall mean the clauses of and appendices to this Agreement;

(b)
references to this Agreement include the Appendices;

(c)
any word denoting the singular shall include the plural and vice versa;

(d)
any word denoting a person only shall also denote a corporation, company, association or partnership;

(e)
clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(f)
references to any agreement, instrument or document shall include such agreement, instrument or document as it may from time to time be amended, supplemented or substituted; and

(g)
references to any person shall include its successors, permitted assignees and permitted transferees, in accordance with the terms of the relevant document or documents.

1.4

  (a)
  Notwithstanding any other provision of this Agreement, during the Security Period:

  (i)
  in the event of any conflict between the provisions of this Agreement on the one hand and the Credit and Security Documents on the other hand, the latter shall prevail; and, without limiting the generality of the foregoing, the Standby Lessor and the Sub-Lessee agree to comply with all the provisions of the Credit and Security Documents and they shall not act or fail to act in a manner which would, in relation to the leasing of the Equipment under this Agreement, cause either party to breach the terms of the Credit and Security Documents;

    (ii)
    if the Standby Lessor and the Sub-Lessee are complying with the Credit and Security Documents in the performance of any term of the Credit and Security Documents relating to the Equipment, this Agreement or both, such compliance shall be deemed to be compliance with the terms of this Agreement;

    (iii)
    where any provision of this Agreement requires the Sub-Lessee to indemnify the Standby Lessor in respect of any loss, damage. liability, cost or expense referred to in the relevant provision, references therein to the Standby Lessor shall be deemed to include (additionally) a reference to each Beneficiary and such indemnity shall include, without double-counting, any amount which the Standby Lessor is required to pay to the Beneficiaries under the Credit and Security Documents as a direct or indirect consequence of the Sub-Lessees breach of such provision.

  (b)
  The Standby Lessor and the Sub-Lessee confirm to each other that they are each fully familiar with the terms of the Credit and Security Documents and will comply with those to which they are a party, and ensure that they do not act or fail to act under this Agreement in a manner which would put any other party to those documents in breach of them.

2      LEASE

2.1

  (a)
  During the Security Period the Sub-Lessee and the Standby Lessor shall only be entitled to terminate or cancel this Agreement and re-deliver the Equipment in the manner and on the terms prescribed by the Credit and Security Documents (including, without limitation, where the Sub-Lessee has not made a Hire Payment (or part of a Hire Payment) on its due date for whatever reason).

  (b)
  During the Non-Security Period either party will be entitled to terminate this Agreement and re-deliver the Equipment to the Standby Lessor on the date of expiry or early termination of the Enterprise Contract or any other Field Contract.

  (c)
  Unless agreed otherwise by the Beneficiaries this Agreement shall terminate:

  (i)
  on any sale of the Equipment required by or under or pursuant to the Credit and Security Documents whether on their enforcement or otherwise; or

  (ii)
  upon the receipt by the Sub-Lessee of written notice from the Facility Agent requiring such termination following any exercise by the Beneficiaries of their respective rights under (and subject to the terms of) the Credit and Security Documents.

3      DELIVERY

3.1
Delivery shall be on the Delivery Date and at a location on or nearby the Pierce Field (in the UKCS of North Sea) to be mutually agreed; Delivery of the Equipment shall be contemporaneous with its delivery under the Standby Lease.

3.2
On Delivery the Sub-Lessee and the Standby Lessor shall each sign the Certificate of Delivery and Acceptance in a form attached hereto as Appendix 2. (Without prejudice to the obligations of the Standby Lessor under this Agreement, delivery of the Certificate of Delivery and Acceptance shall be conclusive proof of acceptance of the Equipment by the Sub-Lessee).

3.3
The Equipment shall be delivered "as is, where is, and with all faults" and otherwise subject to the terms of the following provisions of this Clause 3.

3.4
The Sub-Lessee acknowledges and agrees that:

(a)
each part of the Equipment has been designed, manufactured, assembled, constructed and converted at the instigation and under the supervision or with the approval of the Sub-Lessee and that the Sub-Lessee alone has selected the equipment for leasing by the Standby Lessor to the Sub-Lessee under this Agreement;

(b)
the Standby Lessor has not made or given or shall be deemed to have made or given any term, condition, representation, warranty or covenant, express or implied (whether statutory or otherwise), as to the suitability, capacity, age, state, value, quality, durability, condition, appearance, safety, design, construction, operation, performance, description, satisfactory quality, fitness for use or purpose or suitability of the Equipment or any part thereof as to the absence of latent or other defects, whether or not discoverable, as to the absence of any infringement of any patent, trademark or copyright, or as to title to the Equipment or any part thereof (except as stated in Clause 12) or any other representation or warranty whatsoever, express or implied, with respect to the Equipment or any part thereof (except representations and warranties expressly and specifically stated in this Agreement), all of which are hereby excluded;

(c)
the Sub-Lessee's acceptance of Delivery from the Standby Lessor in accordance with this Agreement shall be conclusive evidence as between the Standby Lessor and the Sub-Lessee that the Equipment is complete, in good order and condition, of satisfactory quality, fit for any purpose for which it may be intended or required, suitable in all respects and in every way satisfactory;

(d)
save as otherwise expressly and specifically provided by this Agreement, the Sub-Lessee hereby waives as between itself and the Standby Lessor all its rights, express or implied (whether statutory or otherwise), whether against the Standby Lessor in respect of the Equipment (or any part thereof) or against the Equipment or any part thereof (except rights arising out of any act or omission of the Standby Lessor which is a breach by the Standby Lessor of its express and specific obligations to the Sub-Lessee under this Agreement).

4      HIRE

4.1
During the Security Period the Sub-Lessee shall pay to the Standby Lessor for the hire of the Equipment the Hire Payment (without deduction or set-off otherwise than may be permitted under the Credit and Security Documents) on each of the Hire Payment Dates.

4.2
Without limiting Clause 4.1, during the Security Period all Hire Payments shall be paid and secured in the manner required by the Credit and Security Documents.

4.3
In the event that the Standby Lessor, or the Beneficiaries as direct or indirect assignees of the Standby Lessor, receives any payment under the Enterprise Contract or other Field Contract which, but for the exercise of any rights or powers of the Beneficiaries, would have been paid to and retained by the Sub-Lessee free of any Encumbrances created by or pursuant to the Credit and Security Documents (the "Direct Payment"), the Sub-Lessee shall be deemed to have paid to the Standby Lessor an amount of Hire Payment under this Agreement equivalent to the Direct Payment.

  Hire is payable to such account as the Facility Agent (during the Security Period) or the Standby Lessor (during the Non-Security Period) shall advise.

4.4
In respect of the Operating Phase occurring during the Non-Security Period hire shall be based on daily rates determined by the Standby Lessor and notified to the Sub-Lessee applying principles established on a reasonable basis by the Standby Lessor reflecting arm's length terms taking proper account of the proceeds receivable from the relevant Field Contract.

4.5
Hire is payable in all circumstances, unless and until the letting and hiring of the Equipment under this Agreement is terminated, except in respect of any day (or part thereof) when the FPSO is off-hire under the Enterprise Contract due to a Rectification Event (as defined in the Enterprise Contract) or hire rate payment are otherwise not payable under the Enterprise Contract.

4.6
The daily rates of hire applicable during that part of the Operating Phase occurring during the Non-Security Period shall be adjusted on an appropriate basis, as agreed by the parties, to reflect any revision or adjustment of the Daily Rates under the Enterprise Contract, including (without limitation) as follows:

(a)
to reflect any revision to account for exchange rate movement relating to the cost of the Equipment, as provided for in Note I to Exhibit H (Daily Rates) to the Enterprise Contract;

(b)
to reflect any agreed adjustment to the Hire Rate under Clause 12.10 of the Enterprise Contract;

(c)
to reflect the reduced Force Majeure Rate under Clause 12.5(b) of the Enterprise Contract;

(d)
to reflect variations to the FPSO Hire Rate under Item 7.3 (Variations to FPSO Topsides Conversion Costs) of Exhibit D (Remuneration Schedule) to the Development Contract.

5      PAYMENTS

5.1
All payments and other amounts payable by the Sub-Lessee under this Agreement shall be made, without prior demand, on their scheduled due dates (unless expressly stated to be payable on demand) and in full without any right of set-off or counterclaim and free and clear of all deductions or withholdings whatsoever, unless any deductions or withholdings are required by law in which event Clause 8.2 to 8.5 shall apply, in Dollars (or, in the case of payments in respect of Losses, in the currency in which the relevant Losses are incurred) in cleared funds to such account as the Standby Lessor may from time to time notify to the Sub-Lessee in writing, with the consent of the Banks. Time of payment of hire and other amounts payable by the Sub-Lessee under this Agreement shall be of the essence of this Agreement.

5.2
The Sub-Lessee shall pay to the Standby Lessor any Value Added Tax levied on any payments of hire of other amounts payable by the Sub-Lessee under this Agreement at the rate applicable for the time being (by addition to, and at the time of payment of, the said hire of other amounts).

5.3
In the event of failure by the Sub-Lessee to pay on the due date for payment thereof or, in the case of a sum payable on demand, the date of demand therefor, any hire or other amount payable by it under this Agreement (including any failure to pay on demand any amount due under this Clause 5.3) the Sub-Lessee will pay to the Standby Lessor on demand interest on such hire or other amount from the date of such failure to the date of actual payment (both before and after any relevant judgement or winding up of the Sub-Lessee):

(a)
during the Security Period, at the Default Rate; and

(b)
during the Non-Security Period,

  at the rate determined by the Standby Lessor and certified by it to the Sub-Lessee (such certification to be conclusive in the absence of manifest error) to be the aggregate of (a) four per cent and (b) the rate per annum (as notified by the Bank to the Standby Lessor) at which three month deposits in Dollars are offered to the Bank in the London Interbank Market at or about 11:00 a.m. (London time) on the relevant date. Such rate to be recalculated on the same basis at the end of each 3 month period until such hire or other amount is received by the Standby Lessor.

5.4
Interest payable under this Agreement during the Non-Security Period shall accrue from day to day and shall be recalculated on the basis of the actual number of days elapsed and a 360 day year, and during the Security Period shall accrue and be recalculated in the manner (if different) set out in the Credit and Security Documents.

5.5
The Sub-Lessee shall obtain or procure that there are obtained all certificates, licences, permits and other authorisations which are from time to time required for all payments of hire or other amounts by the Sub-Lessee under this Agreement on the dates and in the amounts and currency which are stipulated herein, and shall maintain the same or procure that the same are maintained in full force and effect for so long as the same shall be required.

6      EXTENT OF STANDBY LESSOR'S OBLIGATIONS AND LIABILITY

6.1
The Standby Lessor shall be under no obligation to provide to the Sub-Lessee or any other person any replacement for the Equipment (or any part thereof) during any period when the Equipment (or any part thereof) is unavailable for use for any reason whatever nor, except where the unavailability for use arises solely as a result of the breach by the Standby Lessor of its express and specific obligations to the Sub-Lessee under this Agreement, otherwise to compensate the Sub-Lessee in respect of such unavailability for use.

6.2
Save as expressly provided in this Agreement, the Standby Lessor shall be under no liability to the Sub-Lessee whatsoever and howsoever arising, and from whatever cause, and whether in contract, tort or otherwise, in respect of any loss (consequential or otherwise), liability or damage of, or to, or in connection with, the Equipment or any part thereof (including delay in delivery of the Equipment under this Agreement) or any person or property whatsoever irrespective of whether such loss, liability or damage shall arise from the Standby Lessor's act or omission, unless such action or omission was a breach of the Standby Lessor's express and specific obligations under this Agreement or from its gross negligence or wilful misconduct.

6.3
The Standby Lessor warrants that during the Standby Sub-Lease Period the Standby Lessor shall not, otherwise than pursuant to its obligations under the Credit and Security Documents (and then subject to any restriction on the exercise of those rights under the Credit and Security Documents) and except as may be required by law, through its own acts, interfere with the Sub-Lessee's quiet use, operation, possession and enjoyment of the Equipment on and subject to the terms and conditions contained in this Agreement.

6.4
Nothing in this Agreement shall afford to the Standby Lessor any wider exclusion of any liability of the Standby Lessor to any person for death or personal injury than the Standby Lessor may effectively exclude having regard to the provisions of the Unfair Contract Terms Act 1977.

6.5
Upon the expiry or termination of the Standby Sub-Lease Period the Sub-Lessee shall cease to be entitled to any rights under Clauses 6.1 to 6.3.

6.6
The Standby Lessor covenants with the Sub-Lessee that unless and until the leasing of the Equipment terminates under this Agreement the Standby Lessor shall not create or permit to arise or suffer to exist any Encumbrance on the Equipment or this Agreement which arises solely from, or solely as a result of:

(a)
any claim against the Standby Lessor that is not related to, or does not arise directly or indirectly as a result of, the transactions contemplated by this Agreement, the Credit and Security Documents; or

(b)
any act or omission of the Standby Lessor which constitutes its gross negligence or wilful misconduct.

6.7
If the Standby Lessor creates or permits to arise or suffers to exist any Encumbrance on the Equipment which arises as a result of the circumstances or events set out in Clause 6.6, the Standby Lessor hereby authorises the Sub-Lessee, as agent of the Standby Lessor, to discharge such Encumbrances.

6.8
The Standby Lessor and the Sub-Lessee agree that:

(a)
the Standby Lessor hereby assigns and agrees to assign to the Sub-Lessee, at the cost and expense of the Sub-Lessee, any Equipment Rights which are (at the date of this Agreement) vested in the Standby Lessor, or which become vested in the Standby Lessor at any time after the date of this Agreement and prior to the end of the Standby Sub-Lease Period, to the extent they are assignable in any case;

(b)
the Sub-Lessee shall be entitled, at its cost and expense, to take such action as assignee of the Standby Lessor (and in the name of the Standby Lessor, if the Sub-Lessee desires) to enforce against any person such Equipment Rights as may from time to time be vested in the Standby Lessor;

(c)
if the Sub-Lessee is not entitled for any reason in its own name to enforce, take any action in relation to, or otherwise deal with any Equipment Rights which the Standby Lessor has assigned or agreed to assign to the Standby Lessor under this Agreement, the Standby Lessor shall, at the Sub-Lessee's cost and expense and subject to the Standby Lessor being indemnified against any resulting liability, from time to time do and perform such further acts and execute and deliver such other instruments as may be required by law or reasonably requested by the Sub-Lessee to establish, maintain, protect and enforce the Sub-Lessee's title, interest and other rights to or in relation to the Equipment Rights against any other person, or otherwise to enable the Sub-Lessee to deal with such Equipment Rights, and shall, without prejudice to the generality of the foregoing. commence and conduct, or defend, in each case on the instructions and at the direction of the Sub-Lessee, any action or proceedings in relation to such Equipment Rights which the Sub-Lessee considers appropriate for such purpose, or, alternatively, shall permit the Sub-Lessee to take such action in the Standby Lessor's name, subject to the Standby Lessor first being indemnified and secured to its satisfaction, acting reasonably, by or on behalf of the Sub-Lessee against all potential, losses costs, damages or expenses; and

(d)
if, prior to or during the Standby Sub-Lease Period, any Equipment Right becomes vested in the Standby Lessor but is not assignable, the Standby Lessor shall at the cost and expense of the Sub-Lessee, use all reasonable endeavours to enforce such rights and procure the remedy of any defect to which such rights relate, and pay to the Sub-Lessee any sum received in respect of the exercise of the relevant Equipment Rights.

6.9
Notwithstanding any other provision of this Agreement (including, but not limited to, Clause 7.2) the Standby Lessor shall not be responsible for any act or failure to act of the Sub-Lessee or any other party to the Credit and Security Documents (except itself) and, accordingly, no inaction by the Standby Lessor with respect to any such act or failure to act shall constitute gross negligence or wilful misconduct of the Standby Lessor for the purposes of this Agreement.

6.10
During the Security Period the assignment and agreements to assign and the other actions referred to in paragraphs (a) to (d) of Clause 6.8 shall be subject to the terms of the Credit and Security Documents.

7      COST AND INDEMNITY

7.1
The Sub-Lessee hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Standby Lessor and its officers, directors, secondees, agents and employees (together, the "Indemnified Persons") harmless on a full indemnity basis from and against each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, Encumbrances, salvage, general average cost and expense of whatever nature suffered or incurred by or imposed on any Indemnified Person (together, "Losses"):

(a)
arising out of or in connection with the purchase, manufacture, construction, ownership, possession, transportation, performance, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, delivery to or by the Standby Lessor, acceptance, leasing, sub-leasing, insurance, maintenance, repair, service, modification, refurbishment, drydocking, survey, conversion, overhaul, replacement, removal, repossession, return, redelivery, sale or disposal by the Sub-Lessee or any other person of the Equipment (or any part thereof), whether or not such liability may be attributable to any defect in the Equipment (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul, inspection or to any other reason whatsoever (whether similar to the foregoing or not), and regardless of when the same shall arise (whether prior to, during or after termination of the Standby Sub-Lease Period), and whether or not the Equipment (or any part thereof) is in the possession or control of the Sub-Lessee or any other person and whether the same is in the waters of the United Kingdom or abroad;

(b)
as a consequence of any claim that any design, article or material in the Equipment (or any part thereof) or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right;

(c)
in preventing or attempting to prevent the arrest, confiscation, seizure. taking in execution, requisition, impounding, forfeiture or detention of the Equipment (or any part thereof), or in securing or attempting to secure the release of the Equipment (or any part thereof);

(d)
which are costs and expenses incurred by the Standby Lessor in connection with the sale of the Equipment (or any part thereof) (including, without limitation, brokers' commissions, redelivery costs, marketing expenses, legal costs, storage, insurance, registration fees and any other expenses of the Standby Lessor incurred pending the sale or disposal of the equipment (or any part thereof) or otherwise in connection with the sale or disposal of the Equipment (or any part thereof); and

  (e)
  if the Equipment or the FPSO as a whole becomes a wreck or obstruction to navigation, against all losses, costs, damages and expenses which such Indemnified Person may in consequence thereof incur, including in respect of the removal or destruction of the wreck or obstruction under statutory or other powers.

7.2
The indemnities contained in Clause 7.1 shall extend to:

(a)
cost or expense incurred in taking preventative measures to avoid or mitigate loss or damage; and

(b)
all costs of interest, fees and other amounts whatsoever suffered or incurred by any Indemnified Person in order to fund the satisfaction or discharge of any Loss.

7.3
The indemnities contained in Clauses 7.1 and 7.2 shall not extend to any Loss:

(a)
to the extent that such Loss is caused by any act of an Indemnified Person which constitutes the gross negligence or wilful misconduct of such Indemnified Person;

(b)
to the extent that such Loss is caused by any failure on the part of the Standby Lessor to comply with any of its express and specific obligations under this Agreement, or the Credit and Security Documents; and

(c)
in respect of which the Standby Lessor is expressly and specifically indemnified under any provision of this Agreement.

7.4
The Standby Lessor shall:

(a)
notify the Sub-Lessee in writing as soon as reasonably practicable after receipt by the Standby Lessor of notice of a Loss, and such notice to the Sub-Lessee from the Standby Lessor shall give such details as the Standby Lessor then has and which are in all the circumstances reasonable having regard to the contents of the notice of Loss received by the Standby Lessor; and

(b)
notify the Sub-Lessee of the Standby Lessor's intention to pay or procure the payment of any moneys in respect of any such Loss before any payment is made.

7.5
The Sub-Lessee shall be entitled to take (at its own cost) such actions as it reasonably deems fit to defend or avoid any liability arising in respect of a Loss or to take action against any third a party in respect of a Loss and shall be entitled to take action in the name of the Standby Lessor, subject always to the Standby Lessor first being indemnified and secured to its satisfaction, acting reasonably, by the Sub-Lessee against all potential, losses, costs damages and expenses.

7.6
If any Indemnified Person shall recover from or be paid by any person other than the Sub-Lessee any amount in respect of payments paid or discharged by the Sub-Lessee in accordance with this Clause 7, then provided that the Standby Lessor has received payment of such amount and is satisfied, acting reasonably, that such amount is unconditionally available for retention by the relevant Indemnified Person, the Standby Lessor shall pay to the Sub-Lessee a sum equal to the value of such recovered or paid amount together with any interest actually earned on such recovered or paid amount.

7.7
Where in this Clause 7 an indemnity is expressed to be for the benefit of any person who is not a party to this Agreement the Standby Lessor shall be entitled to indemnify such person on the same terms as the indemnities expressed to be for the benefit of such person in this Clause 7, and the Sub-Lessee shall, without double-counting, indemnify the Standby Lessor and hold the Standby Lessor harmless on a full indemnity basis from and against each amount paid or payable by the Standby Lessor to such person tinder any such indemnity.

7.8
The Sub-Lessee agrees, without prejudice to the express provisions of this Agreement, to waive any rights as against the Standby Lessor that the Sub-Lessee may have under the 1976 Convention on the Limitation of Liability for Maritime Claims (as most recently enacted in the United Kingdom under the Merchant Shipping Act 1995) to limit or reduce any amount that the Sub-Lessee is or may be obliged to pay to the Standby Lessor.

7.9
If circumstances arise in respect of the Standby Lessor which could reasonably be expected, or would upon the giving of notice, result in the Sub-Lessee being obliged to pay the Standby Lessor or any other Indemnified Person any amount under this Clause 7, the Standby Lessor shall at the cost of the Sub-Lessee take all reasonable steps, and procure that any other Indemnified Person takes all reasonable steps, to mitigate any actual or potential Loss which are requested in writing by the Sub-Lessee.

7.10
The indemnities given by the Sub-Lessee under this Clause 7 shall continue in full force and effect notwithstanding any sale, transfer or other disposition of the Equipment, a Total Loss having occurred, the repudiation by the Sub-Lessee of this Agreement, the expiration of the Standby Sub-Lease Period i-n or any other circumstance whatsoever.

8      TAXES

8.1
(a)
The Sub-Lessee shall pay promptly all Taxes which are levied or assessed on, or in respect of, the Equipment, which are incidental to the use and operation of the Equipment or which are otherwise levied or assessed on, or in respect of, the chartering of the Equipment pursuant to this Agreement and the making of any payments pursuant to this Agreement ("Equipment Taxes").

(b)
If any Equipment Taxes are imposed on the Standby Lessor, the Standby Lessor will, promptly following receipt by it of any demand for such Equipment Taxes, notify the Sub-Lessee in writing of the amount of such Equipment Taxes and provide the Sub-Lessee with a copy of any such demand. The Sub-Lessee will, promptly thereafter, fund the Standby Lessor with money which are sufficient to enable the Standby Lessor to pay such Equipment Taxes on their due date of payment.

(c)
Equipment Taxes shall not include any Taxes on the Standby Lessor's management fee in the agreed amount, nor any other payment or income of the Standby Lessor not connected with this Agreement or the transaction of which this Agreement forms part.

8.2
If the Sub-Lessee is required by law to make a tax deduction from any payment to the Standby Lessor:

(a)
the Sub-Lessee shall notify the Standby Lessor as soon as it becomes aware of the requirement;

(b)
the Sub-Lessee shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Standby Lessor receives and retains (free from any liability relating to the tax deduction) a net amount which, after tax deduction, is equal to the full amount which it would otherwise have received.

8.3
Within 1 month after making any tax deduction. the Sub-Lessee shall deliver to the Standby Lessor documentary evidence satisfactory to the Standby Lessor that the tax had been paid to the appropriate taxation authority.

8.4
If the Standby Lessor receives for its own account a repayment or credit in respect of tax on account of which the Sub-Lessee has made an increased payment under Clause 8.2 it shall pay to the Sub-Lessee a sum equal to the proportion of the repayment or credit which the Standby Lessor allocates to the amount due from the Sub-Lessee in respect of which the Sub-Lessee made the increased payment, provided always that:

(a)
nothing in this Clause 8.4 shall oblige the Standby Lessor to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time; and

(b)
nothing in this Clause 8.4 shall oblige the Standby Lessor to make a payment which would leave it in a worse position than it would have been in if the Sub-Lessee had not been required to make a tax deduction from a payment.

9      USE AND EMPLOYMENT

9.1
During the Standby Sub-Lease Period the Sub-Lessee shall have the full possession and use of the Equipment, which is or shall be installed on the Vessel for use in the course of the FPSO's employment (including, without limitation, under the Enterprise Contract).

9.2
The Sub-Lessee, if and when requested so to do by the Standby Lessor in writing, shall promptly furnish to the Standby Lessor all such information as the Standby Lessor may from time to time reasonably require regarding the Equipment and the use or employment of the Equipment.

9.3
The Sub-Lessee shall not without the previous consent of the Standby Lessor in writing sub-lease the Equipment.

9.4
The Standby Lessor and the Sub-Lessee shall ensure that throughout the Security Period the Equipment shall be attached to the Vessel, or removed, as required by the Credit and Security Documents.

9.5
Notwithstanding the provisions of Clauses 9.1 to 9.4, during the Security Period the Sub-Lessee shall comply with covenants contained in clause 10 of the General Assignment concerning the subject-matter of this Clause 9.

10    MAINTENANCE AND OPERATION

10.1
During the Standby Sub-Lease Period the Sub-Lessee shall at its own expense maintain the Equipment and every part of the Equipment in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice (fair wear and tear expected) and so as to comply with the provisions of all regulations and requirements (statutory or otherwise) from time to time applicable to the Equipment, wherever the Equipment may be located.

10.2
The Sub-Lessee shall be permitted at its own risk to make such substitutions of or modifications to all or any part of the Equipment (including the fitting of additional equipment) as are required to ensure the Equipment's compliance with the DOR and the Functional Specification and its mobilisation and operation under the Enterprise Contracts.

10.3
The Sub-Lessee shall not do anything which, nor omit to do anything the omission of which, prejudices any right which the Standby Lessor may have against a manufacturer or supplier of any part of the Equipment in respect of the Equipment of any part thereof.

10.4
The Standby Lessor shall have the right at all reasonable times and intervals to inspect or survey the Equipment to ascertain the condition of the Equipment and satisfy itself that the Equipment is being properly repaired and maintained in accordance with the provisions of this Agreement. The Sub-Lessee shall afford all proper and reasonable facilities for inspection. Each party shall bear its own costs in relation to surveys.

10.5
The Sub-Lessee shall have the use of all such books, manuals, handbooks, data, drawings and such other documentation (including updating documentation to include modifications) in regard to the Equipment, and the same or their substantial equivalent shall be returned to the Standby Lessor on redelivery in good order and condition fair wear and tear alone expected.

10.6
Notwithstanding the provisions of Clauses 10.1 to 10.5, during the Security Period the Sub-Lessee shall comply with covenants contained in clause 10 of the General Assignment.

11    PARTS

11.1
During the Standby Sub-Lease Period the Sub-Lessee shall, from time to time during the Standby Sub-Lease Period replace, renew or obtain substitutions for such parts of the Equipment as shall be so damaged or worn as to be unfit for use provided always that in any such case title to any part replaced, renewed or substitute shall remain with the Standby Purchaser until the part which replaced it of the new or substitute part becomes the property of the Standby Purchaser or is replaced, renewed or substituted by a part which thereupon becomes the property of the Standby Purchaser and the Sub-Lessee shall, if any replacement or renewed or substituted part is not the property of the Standby Purchaser, as soon as practicable replace the same with a part which thereupon becomes the property of the Standby Purchaser; and the Sub-Lessee shall at its expense, execute and do any and all such further documents and acts as may be required by the Standby Purchaser to vest, or evidencing the vesting of, property in the replacement or renewed or substituted part in the Standby Purchaser.

11.2
Notwithstanding the provisions of Clause 11.1, during the Security Period the Sub-Lessee shall comply with covenants contained in clause 10 of the General Assignment concerning the subject-matter of this Clause 11.

12    TITLE

12.1
During the Standby Sub-Lease Period title to and ownership of the Equipment shall remain vested in the Standby Purchaser. The Sub-Lessee shall have no right, title of interest in or to any part of the Equipment except the rights expressly set out in this Agreement. The Sub-Lessee shall do all acts and things, which the Standby Purchaser or the Standby Lessor may reasonably require to be done to evidence the interest of the Standby Purchaser and the Standby Lessor in the Equipment or to protect such interest against the claims of any other person.

12.2
Without prejudice to the generality of Clause 12.1 the Sub-Lessee will not create, suffer, nor permit to exist or be continued, any Encumbrance over the title and interest of the Standby Lessor in the Equipment or the rights of the Sub-Lessee hereunder, and shall pay and discharge (or provide bail in respect of) all debts, damages and liabilities whatsoever which may have given or may give rise to such Encumbrance or any claim enforceable against the Equipment (other than those for which the Standby Lessor is expressly and specifically liable under this Agreement).

13    INSURANCES

13.1
During the Security Period the Equipment shall be insured in accordance with the provisions of the Insurance Plan, but subject always to the General Assignment and, as between the Standby Lessor and the Sub-Lessee, at the expense of the Sub-Lessee.

13.2
Subject as hereinafter provided, during the Non-Security Period:

(a)
the Equipment shall throughout the Standby Sub-Lease Period be in every respect at the risk of the Sub-Lessee, who shall bear all risks howsoever arising of, operation and maintenance of the Equipment or otherwise; and

(b)
the Sub-Lessee shall throughout the Standby Sub-Lease Period at its expense and in accordance with the Insurance Plan (and otherwise as the Standby Lessor and Sub-Lessee may agree) insure the Equipment and keep the Equipment insured in accordance with Insurance Plan.

(c)
all such insurances as aforesaid shall be effected and maintained by the Sub-Lessee in the joint names of the Standby Purchaser, the Standby Lessor and the Sub-Lessee according to their respective interests (but without, as between the Standby Lessor and the Sub-Lessee, liability on the part of the Standby Lessor for premiums or calls and with all deductibles to be assumed by, for the account of and at the sole risk of the Sub-Lessee);

(d)
the Sub-Lessee shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such insurances and produce all relevant receipts when so required by the Standby Lessor;

(e)
the Sub-Lessee shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

(f)
the Sub-Lessee shall be entitled to procure that the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks shall, in each case, be endorsed to the effect that payment of any claim (including for a Total Loss) will be made to the Sub-Lessee (for application in accordance with Clause 13.10).

(g)
the Sub-Lessee shall procure that the policies or entries in respect of protection and indemnity risks shall provide for moneys payable thereunder to be paid to the person to whom was incurred the liability in respect of which the relevant money was paid;

(h)
the Sub-Lessee shall (if the Standby Lessor so requests) procure that duplicates of all cover notes, policies and certificates of entry shall be furnished to the Standby Lessor of its approval and custody;

(i)
the Sub-Lessee shall (if the Standby Lessor so requests) procure that the brokers and the war risk and protection and indemnity associations with which the Equipment is entered shall supply to the Standby Lessor such information in relation to the insurances effected. or to be effected, with them as the Standby Lessor may from time to time require;

(j)
the Sub-Lessee shall not do any act or permit of suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective and (without prejudice to the generality of the foregoing) shall not use the Equipment or allow the Equipment to be used otherwise than in conformity with the terms of the insurances effected pursuant to this Clause 13 (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

13.3
Unless otherwise agreed between the Standby Lessor and the Sub-Lessee, during the Non-Security Period the Equipment shall be kept insured in respect of fire and usual marine risks for not less than its market value.

13.4
Nothing in this Clause 13 shall prohibit either party from placing additional insurance on the Equipment at its own expense and for its sole benefit provided however that:

(a)
such insurance shall not exceed the amount permitted by warranties or other conditions contained in the insurance required by the preceding provisions of this Clause 13 without the consent of the insurers of such required insurance; and

(b)
the placing party shall upon request immediately furnish the other party with particulars of any additional insurance effected including copies of any cover notes or policies and of the written consent of the insurers of the required insurance in any case where such consent is necessary.

13.5
In the event of the FPSO or the Equipment becoming a wreck or obstruction to navigation the Sub-Lessee shall indemnify the Standby Lessor against any sums which the Standby Lessor shall become liable to pay, and shall pay, in respect of the removal or destruction of the wreck or obstruction under statutory powers.

13.6
In the event that at any time the Standby Lessor is not satisfied that the Equipment is being insured and kept insured by the Sub-Lessee in accordance with the requirements of this Clause 13 the Standby Lessor shall notify the Sub-Lessee whereupon the Sub-Lessee shall rectify the position within seven running days, failing which the Standby Lessor shall be at liberty to effect and thereafter to maintain such insurances on the Equipment of the Sub-Lessee's account.

13.7
If the Standby Lessor assigns its rights or any thereof as permitted by this Agreement, the Sub-Lessee will, upon request and subject to the agreement of the insurers, procure that the assignee shall be added as additional assured in any policy effected under this Clause 13, so as to enjoy the same rights and insurances enjoyed by the Standby Lessor under the insurance policy or policies and any amendments thereof.

13.8
The Sub-Lessee shall with due regard to the interest of the Standby Lessor in the Equipment be entitled to settle, compromise or (with the consent of the Standby Lessor in respect of any claim for Total Loss) abandon any claim under the insurances (save any placed by the Standby Lessor in accordance with Clause 13.4); and the Standby Lessor shall upon the request of the Sub-Lessee promptly execute such documents as may be required to enable the Sub-Lessee to abandon the Equipment to insurers and claim a constructive total loss.

13.9
Without prejudice to the generality of its obligations under Clauses 10.1 and 11, the Sub-Lessee shall throughout the Standby Sub-Lease Period be responsible for effecting all insured repairs and for settling all costs in connection with such repairs (including all insured charges, expenses and liabilities), reimbursement to be secured by the Sub-Lessee from the insurers or underwriters to the extent of coverage under the insurances provided for under this Clause 13.

13.10
All moneys payable by the insurers in respect of any Total Loss of or any damage to the Equipment shall (save for amounts payable under any additional insurances placed in accordance with Clause 13.4 which shall be paid to the placing party and retained for its sole benefit) be paid to the Sub-Lessee for application as follows:

(a)
if the Equipment becomes a Total Loss, the Sub-Lessee shall distribute insurance proceeds of such Total Loss between the Standby Lessor and the Sub-Lessee according to their respective interest.

(b)
the Sub-Lessee shall apply the proceeds of any claim for repairable damage to the Equipment in or towards settlement or reimbursement of the cost of effecting repair of the Equipment in accordance with the Sub-Lessee's repair and maintenance obligations under this Agreement.

13.11
Notwithstanding the provisions of Clauses 13.1 to 13.10, during the Security Period the Sub-Lessee shall comply with insurance covenants (including, but not limited to, the payment, receipt and application of insurance proceeds) contained in clause 10 of the General Assignment.

14    LOSS, DAMAGE AND REQUISITION

14.1
Throughout the Standby Sub-Lease Period the Sub-Lessee shall bear the full risk of any Total Loss of or any damage (fair wear and tear excepted) to the Equipment howsoever arising and of any other occurrence of whatever kind which may or shall deprive the Sub-Lessee of the use, possession or enjoyment of the Equipment and no such event shall affect any obligation of the Sub-Lessee under this Agreement.

14.2
The Sub-Lessee shall notify the Standby Lessor forthwith by telex (thereafter confirmed by letter) of any occurrence in consequence whereof the Equipment has become or is, by the passing of time or otherwise, likely to become a Total Loss.

14.3
If there is a Total Loss or Compulsory Acquisition of the Equipment, the Sub-Lessee shall promptly pay to the Standby Lessor all hire, and any other amounts, due and payable under this Agreement as at the date on which the Total Loss or Compulsory Acquisition occurred (the "Date of Loss") and shall cease to be under any liability to pay any hire, but not any other amounts, thereafter becoming due and payable under this Agreement.

14.4
For the purpose of ascertaining the Date of Loss:

(a)
an actual Total Loss of the Equipment shall be deemed to have occurred at noon London time on the actual date the Equipment was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon London time on the date on which it is acknowledged by the insurers to have occurred;

(b)
a constructive, comprised, agreed, or arranged total loss of the Equipment shall be deemed to have occurred at noon London Time on the date that notice claiming such a total loss of the Equipment is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Standby Lessor or, with the prior written consent of the Standby Lessor (such consent not to be unreasonably withheld), the Sub-Lessee shall be entitled to give notice claiming a constructive total loss but prior to the giving of such notice there shall be consultation between the Sub-Lessee and the Standby Lessor and the party proposing to give such notice shall be supplied with all such information as such party may request; and

(c)
a Compulsory Acquisition shall be deemed to have occurred at noon London time on the first day following the end of the one month period specified in the definition of Compulsory Acquisition.

14.5
With effect from the Date of Loss the letting and hiring of the Equipment under this Agreement shall terminate. All compensation payable in respect of a Compulsory Acquisition shall be paid over to the Sub-Lessee for application between the Standby Lessor and the Sub-Lessee according to their respective interests.

14.6
If the Equipment is requisitioned for hire by any governmental or other competent authority during the Standby Sub-Lease Period then:

(a)
the letting and hiring of the Equipment under this Agreement shall continue in full force and effect for the remainder of the Standby Sub-Lease Period and the Sub-Lessee shall continue to pay the stipulated hire in the manner provided by this Agreement. The Sub-Lessee shall also remain fully responsible for the due compliance with all its other obligations under this Agreement other than such obligations which the Sub-Lessee is unable to comply with solely by virtue of such requisition; and

(b)
if the Sub-Lessee shall duly comply with all its obligations under this Agreement, the Sub-Lessee shall during the Standby Sub-Lease Period be entitled as between the Standby Lessor and the Sub-Lessee to all requisition hire paid to the Standby Lessor or to the Sub-Lessee by such governmental or other competent authority or by any person acting by the authority of the same on account of such requisition; and

(c)
the Sub-Lessee shall as soon as practicable after the end of any requisition for hire, and whether that requisition shall end during or after the expiry or termination of the Standby Sub-Lease Period, cause the Equipment to be put into the condition required by this Agreement; and

(d)
the Standby Lessor shall be entitled to all compensation payable by the relevant governmental or other competent authority, or by any person acting by the authority of the same, in respect of any change in the structure, state or condition of the Equipment arising during the period of requisition for hire (and such compensation shall be paid to the Sub-Lessee to the extent required to compensate it for the cost of complying with Clause 14.6(c)).

14.7
Notwithstanding the provisions of Clauses 14.1 to 14.6, during the Security Period the Sub-Lessee shall comply with covenants contained in clause 10 of the General Assignment in relation to the subject-matter of this Clause 14.

15    REDELIVERY

15.1
On termination of the letting and hiring of the Equipment under this Agreement (other than pursuant to Clause 14.4), or upon the ending of the Standby Sub-Lease Period by effluxion of time, the Sub-Lessee at its own expense shall (unless otherwise directed by the Standby Lessor, or, during the Security Period, the Banks) remove the Equipment from the FPSO Vessel and redeliver the Equipment to the Standby Lessor at a place to be agreed between the parties and subject to the provisions of Clauses 15.2 through 15.4, unless the same are disapplied by Clause 15.5.

15.2
The Sub-Lessee shall ensure that on redelivery the Equipment shall be in the same (or as good) structure, state and condition (fair wear and tear alone excepted) as at Delivery or, if redelivery takes place after CCP, as at CCP.

15.3
At or about the time of redelivery a survey shall, if the Standby Lessor so requires, be made to determine the state and condition of the Equipment. The Sub-Lessee and the Standby Lessor shall each appoint surveyors to be present at such survey and the surveyors present shall determine the state and condition of the Equipment and shall identify the repairs or work necessary to place the Equipment at the date of redelivery in the class and the structure, state and condition referred to in Clause 15.2. If the said surveyors disagree they shall refer the matter to a surveyor appointed on the application of either of them by the Director General of the Institute of Petroleum in London. Such surveyor shall act as expert and not as arbitrator and his decision shall be final and binding on the parties hereto. All reasonable costs accessioned by any such survey including the costs of the said surveyors shall be payable by the Sub-Lessee.

15.4
If on redelivery the requirements of Clause 15.2 shall not have been satisfied the Standby Lessor shall be entitled to request the Sub-Lessee to make good such and carry out such work on or repairs to the Equipment without delay or, if the Sub-Lessee fails to so take such actions, to carry out such work on or repairs to the Equipment, and otherwise take such actions, as shall be necessary to cause such requirements to be satisfied and shall be entitled to recover from the Sub-Lessee on demand the costs so incurred together with interest at the Default Rate from the date of expenditure by the Standby Lessor of the relevant cost until the date of recovery thereof from the Sub-Lessee (both before and after any relevant judgement).

15.5
If the Sub-Lessee has performed or procured the performance of its obligations in respect of the maintenance and repair of the Equipment through the Management Agreement, the foregoing provisions of Clauses 15.2, 15.3 and 15.4 shall not apply and the Standby Lessor shall be deemed to have accepted the Equipment to be in satisfactory condition at the time of its redelivery under Clause 15.1.

15.6
Notwithstanding the provisions of Clause 15.1 to 15.5, during the Security Period the Sub-Lessee and the Standby Lessor shall comply with the terms of the Credit and Security Documents applying to the subject matter of those Clauses.

16    TERMINATION

16.1
Subject to any restrictions on termination contained in the Credit and Security Documents the Sub-Lessee will be entitled to cancel this Agreement and re-deliver the Equipment to the Standby Lessor if the Enterprise Contract or any other Field Contract is terminated.

16.2
During the Non-Security Period in the event of a failure by the Sub-Lessee to pay hire (or any other amount due to the Standby Lessor under this Agreement) continuing beyond a period of 30 running days, the Standby Lessor shall have the right at its option (and without prejudice to any of its other rights under this Agreement or under applicable law) to accept such repudiation and by 10 days written notice to the Sub-Lessee (copied to its Board of Directors) to terminate the letting and hiring of the Equipment by the Sub-Lessee, without noting any protest and without interference by any court or any other formality whatsoever; and shall, without prejudice to any other claim the Standby Lessor may otherwise have against the Sub-Lessee under this Agreement, be entitled to damages in respect of all costs and losses incurred as a result of the Sub-Lessee's default and the ensuing termination of this Agreement and of the Standby Lessor's consent to the possession of the Equipment by the Sub-Lessee of the Development Contract.

17    FORCE MAJEURE

Intentionally deleted.

18    NOTICES

18.1
Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Agreement shall be in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if despatched if sent by registered post or by telex to the following respective addresses:

(a)
to the Standby Lessor to:
Marsstraat 33,
2132 HR Hoofddorp,
The Netherlands

(b)
to the Sub-Lessee to:
Pierce Production Company Limited
St Magnus House
Guild Street
Aberdeen
AB11 6NJ, Scotland
For the attention of the Project Manager

  Or, if a party hereto changes its address or telex number, to such other address or telex number as that party may notify to the other party hereto.

19    ASSIGNMENTS

19.1
Except as required by or permitted under or pursuant to the Credit and Security Documents, neither the Standby Lessor nor the Sub-Lessee may:

(a)
sell, assign or otherwise transfer or dispose of its rights, title, interests or obligations in or under this Agreement or the Equipment (including, but not limited to, the Standby Lessor's rights to receive hire or any other payment) to any person; nor

(b)
create or allow to subsist any Encumbrance over or in its rights, title, interests or obligations in this Agreement or the Equipment (including, but not limited to, the Standby Lessor's right to receive hire or any other payment) to any person; nor

(c)
(without limiting the generality of Clauses 19.1(a) or any other clause of this Agreement), sub-demise, charter, lease or otherwise use or employ the Equipment under this Agreement.

20    MISCELLANEOUS

20.1
The terms and conditions of this Agreement and the rights of the parties shall not be waived or varied otherwise than by an instrument in writing of the same date as or subsequent to this Agreement executed by both parties or by their duly authorised representatives.

20.2
No failure or delay on the part of either party in exercising any power, right or remedy hereunder or in relation to the Equipment shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right or owner or the exercise of any other right, power or remedy.

20.3
If any term or condition of this Agreement shall to any extent be illegal invalid or unenforceable the remainder of this Agreement shall not be affected thereby and each other term and condition shall be legal valid and enforceable to the fullest extent permitted by law.

21    APPLICABLE LAW

21.1
This Agreement shall be governed by and construed in accordance with English law, and the Standby Lessor and the Sub-Lessee hereby submit to the exclusive jurisdiction of the English courts.

21.2
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

21.3
The Standby Lessor agrees to appoint an agent for service of process in England and to maintain that or a similar appointment throughout the Standby Sub-Lease Period on terms similar to those applying to the same subject under the General Assignment.

IN WITNESS whereof the parties hereto have entered into this Agreement the day and year first above written.

THE STANDBY LESSOR
SIGNED by	)
Cornelis Voormolen	)
For and on behalf of	)
BLUEWATER HOLDING B.V.	)
in the presence of: Karita Shah

THE SUB-LESSEE
SIGNED by Cornelis Voormolen	)
)
For and on behalf of	)
PIERCE PRODUCTION	)
COMPANY LIMITED	)
in the presence of: Karita Shah	)

APPENDIX 1
DESCRIPTION OF EQUIPMENT

DESCRIPTION OF EQUIPMENT & SCOPE OF SUPPLY

1 GENERALLY

  The Sub-Lessee shall lease from the Standby Lessor on the terms contained herein this Agreement the Equipment, all as further described hereunder by way of information only, to meet the requirements of the DOR, CCP and Functional Specification prescribed by the Enterprise Contracts.

2 DESCRIPTION OF THE TOPSIDE FACILITIES

  The Equipment comprises of the following main elements, all being installed above the tank deck of the Vessel. Support stools for modules and skids are included.

  (a)
  Manifold

  (b)
  Topside Piperack Sections (8)

  (c)
  Flare Stack

  (d)
  Workshop Module

  (e)
  Gas treatment Module

  (f)
  Separation Module

  (g)
  Produced Water Skid

  (h)
  Flair Skid

  (i)
  Gas Reinjection Module

  (j)
  Gas recompression Module

  (k)
  Utility Module

  (l)
  Infill Skid

  (m)
  Chemical Injection Module

  (n)
  Pedestal Crane Aft (pedestal included)

    In addition. the Equipment includes:

  (a)
  Access Corridor (from aft end of topside Pierack to Temporary Refuge Area Aft)

  (b)
  Boom Rest for Pedestal Crane Aft

  (c)
  Closed Drain System above tank deck

  (d)
  Open Drain System above tank deck

  (e)
  Combined Open Drain and Slop Treatment Package

  (f)
  El. Driven Fire Water Pumps (2)

  (g)
  Sea water Lift Pumps (2)

  (h)
  Sea water Intake Hose

  (i)
  Air Compressor and Dryer (those installed in addition to the units being part of the Vessel)

  (j)
  Transport Equipment as forklift, trolleys and multi-roller for use within the Topside Facility

  (k)
  HVAC equipment for Access Corridor and Rooms in the aftship prepared for distribution of electric power to the Topside Facility

  (l)
  Electric Distribution Equipment for the Topside Facility, either located within the Vessel forward and aft, or within the Topside Facility area

  (m)
  Oil Metering Package

  (n)
  Safety and Automation System (SAS) for the Topside Facility including furniture in CCR.

  (o)
  Deluge Skids including Strainers, Deluge Nozzles and Hydrants for the Topside facility

  (p)
  Misc. Safety Equipment for the Topside Facility.

3      INSTALLATION TOOLS AND OPERATIONAL SPARES

  Special tools and consumables / spares for installation. commissioning and start-up are included in the Equipment delivery at levels and numbers to be agreed with PPC.

4      INSTALLATION, HOOK-UP AND COMMISSIONING

  Pipes, cables, instruments, etc. required for hook-up of all these items, form part of the Equipment. In case the hook-ups have interfaces to the PPC or PPC partners deliveries, the interfaces are specified in SIR.

5      CERTIFICATION & DOCUMENTATION

  The Standby Lessor shall if requested in writing by, and at the cost of, the Sub-Lessee:

  (a)
  obtain and maintain such regularity approvals as are required by the Sub-Lessee in connection with the Equipment;

  (b)
  provide such documentation, manuals. and data as is necessary for the operation, maintenance and repair of the Equipment; and

  (c)
  assist the Sub-Lessee with preparation of documentation for the Equipment as required for the design and operation Safety case and other documents required by the Statutory Authorities.

APPENDIX 2
CERTIFICATE OF DELIVERY AND ACCEPTANCE

Protocol of Delivery and Acceptance

Agreement: Lease Agreement No. [•]	Dated: [•]
Standby Lessor: [•]

Sub-Lessee: Pierce Production Company Limited, c/o Watson, Farley & Williams, 15 Appold Street, London EC2A 2HB.

It is hereby certified through this certificate that the Standby Lessor has delivered to the Sub-Lessee and the Sub-Lessee has accepted delivery of the Equipment (as defined in the Agreement) in accordance with the Agreement at such place and date as hereinafter indicated.

Place and Date of Delivery: [    •    ]

Item No.	Description	Qty	Comments

Signed and executed in [    •    ] on this [    •    ] day of [    •    ]

For the Standby Lessor	For the Sub-Lessee
Signed:	Signed:
Name:	Name:

QuickLinks

  Exhibit 10.59
WATSON, FARLEY & WILLIAMS London
INDEX
APPENDIX 1 DESCRIPTION OF EQUIPMENT
APPENDIX 2 CERTIFICATE OF DELIVERY AND ACCEPTANCE
Protocol of Delivery and Acceptance